Exhibit 99.1

Tellurian Announces $35 Million Registered Direct Offering

HOUSTON – (BUSINESS WIRE) July 22, 2020 -- Tellurian Inc. (Tellurian or the Company) (Nasdaq: TELL) today announced that it has entered into a securities purchase agreement with certain institutional investors for the sale of 35,000,000 shares of common stock at a price of $1.00 per share for total gross proceeds of $35,000,000. The offering will generate net cash proceeds of approximately $32.5 million after deducting estimated expenses in connection with the offering.

The registered direct offering is expected to close on or about July 24, 2020, subject to the satisfaction of customary closing conditions. Roth Capital Partners is acting as the placement agent for the offering.

A shelf registration statement on Form S-3 (File No. 333-235793) relating to the shares of common stock to be issued in the proposed offering was filed with the Securities and Exchange Commission (the “SEC”) and is effective. A prospectus supplement and the accompanying prospectus relating to the registered direct offering will be filed with the SEC. The Company will also file a Form 8-K in connection with the securities purchase agreement. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the registered direct offering may be obtained, when available, at the SEC’s website at http://www.sec.gov.

About Tellurian Inc.

Tellurian is developing a portfolio of natural gas production, LNG trading, and infrastructure that includes an ~27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the Nasdaq Capital Market under the symbol “TELL”.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

Statements in this press release related to the Company’s public offering of common stock and all other statements other than statements of historical fact are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. Tellurian urges you to carefully review and consider the cautionary statements made in this press release, the registration statement, the “Risk Factors” section of the prospectus supplement for the offering and of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and other filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operations. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made. Tellurian undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this press release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

1201 Louisiana Street Suite 3100    |    Houston, TX 77002    |    TEL + 1 832 962 4000    |    www.tellurianinc.com

Contact

Media: Joi Lecznar SVP Public Affairs and Communication Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Matt Phillips Senior Manager, Investor Relations Phone +1.832.320.9331 matthew.phillips@tellurianinc.com